Exhibit 10.21

CONFIDENTIAL SEPARATION AND RELEASE AGREEMENT

This Confidential Separation and Release Agreement (the “Agreement”) is entered into by and between Thomas Griffin (“Employee”) and EngageSmart, Inc. (the “Company”), effective as of the eighth (8th) day following the date on which Employee signs this Agreement if not revoked in accordance with Section 6(d) below (the “Effective Date”). The purpose of this Agreement is to provide separation pay to ease Employee’s transition from the Company and to settle and resolve any and all disputes and controversies of any nature existing between Employee and the Company, including, but not limited to, any claims arising out of Employee’s employment with, and separation from, the Company.

1.
Separation of Employment.
a.
Separation; Termination of Employment Agreement. Employee’s last day of employment with the Company shall be December 10, 2021 (the “Separation Date” or “Date of Termination”). Effective as of the Separation Date, (i) Employee’s employment with the Company and all of its affiliates shall terminate and Employee shall cease to be an employee of all of the foregoing, and (ii) except as delineated in this Agreement, the employment agreement between the Company and Employee (the ”Employment Agreement”), dated September 22, 2021, shall terminate, and neither the Company nor Employee shall have any further obligations thereunder.
b.
Return of Company Property. Employee represents and warrants that he or she shall, prior to the Separation Date, return to the Company any and all property and equipment of the Company, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and all other property belonging to the Company in Employee’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Employee’s possession relating to any Confidential Information (as defined below), including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Employee shall not make or retain any copy or extract of any of the foregoing; provided, however, that Employee may retain Employee’s telephone and address book and copies of Employee’s own personnel, payroll and benefit documents (provided that such documents do not contain any Confidential Information and that the Company has the prior opportunity to review, redact and/or retain any such documents containing Confidential Information).
2.
Accrued Obligations. Upon the Separation Date, the Company will pay to Employee (i) all accrued salary and all accrued, unused paid time off through the Separation Date, and (ii) any unreimbursed business expenses incurred by Employee, in accordance with Company policy, prior to the Separation Date (collectively, the “Accrued Obligations”).
3.
Separation Benefits. Subject to Section 4 below, in consideration of, and subject to and conditioned upon (i) Employee’s timely execution, and non-revocation, of this Agreement on or within twenty-one (21) days following the Separation Date, and (ii) Employee’s continued compliance with the terms and conditions of Sections 6-10 and 13 of this Agreement, the Company will pay or provide Employee the following separation benefits:
a.
Company will continue to pay to Employee Executive’s Base Salary in effect on the Date of Termination during the period beginning on the Date of Termination and ending on the 9-month anniversary of the Date of Termination in installments in accordance with the

Company’s regular payroll practices as of the Date of Termination. (the “Salary Severance”) during the period commencing on the Separation Date and ending on the nine (9)-month anniversary thereof (the “Severance Period”); provided, however, that no payments shall be made prior to the first regularly-scheduled Company payroll date occurring on or after the thirtieth (30th) day following the Effective Date (the “First Payroll Date”) (with amounts otherwise payable under the Company’s normal payroll practices prior to the First Payroll Date paid on the First Payroll Date without interest thereon); and
b.
During the period commencing on the Separation Date and ending on the six (6)-month anniversary of the Separation Date (the “COBRA Period”), subject to Employee’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall, in its sole discretion, either (i) continue to provide to Employee and Employee’s dependents, at the Company’s sole expense, or (ii) reimburse Employee and Employee’s dependents for, coverage under its group health plan at the same or reasonably equivalent levels in effect on the Separation Date and at the same cost to Employee that would have applied had Employee’s employment not terminated based on Employee’s elections in effect on the Separation Date; provided, however, that if (x) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the COBRA Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (y) the Company is otherwise unable to continue to cover Employee or Employee’s dependents under its group health plans, or (z) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to Employee in substantially equal monthly installments over the remaining portion of the COBRA Period.
c.
The Company will pay you a bonus payment equal to your earned annual bonus compensation for fiscal year 2021 as delineated in the Company’s FY 2021 bonus plan. The Company agrees to provide the calculation regarding such payment as applicable to Employee. The bonus payment will be subject to all required deductions and withholdings and will be paid on or before March 15, 2022.
4.
Withholdings and Other Deductions. All compensation payable to Employee hereunder shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.
5.
Warranty. Employee acknowledges that all payments and benefits under Section 3 of this Agreement constitute additional compensation to which Employee would not be entitled except for Employee’s decision to sign this Agreement and to abide by the terms of this Agreement. Employee acknowledges that, upon receipt of the Accrued Obligations, Employee has (i) received all monies and other benefits due to Employee as a result of his or her employment with and separation from the Company, and (ii) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement. Employee further represents that he or she has not sustained a work-related injury or illness which he or she has not previously reported to the Company.
6.
Release of Known and Unknown Claims.
a.
General Release. In exchange for the consideration set forth in this Agreement (including the payment to Employee of the payments and benefits set forth in Section 3 hereof), and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee agrees unconditionally and forever to release and discharge the

Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as their respective past and present parents, subsidiaries, affiliates, associates, members, stockholders, employee benefit plans, attorneys, agents, representatives, partners, joint venturers, predecessors, successors, assigns, insurers, owners, employees, officers, directors and all persons acting by, through, under, or in concert with them, or any of them (hereinafter the “Releasees”) from any and all manner of claims, actions, causes of action, in law or in equity, demands, rights, or damages of any kind or nature which he or she may now have, or ever have, whether known or unknown, fixed or contingent, including any claims, causes of action or demands of any nature (hereinafter called “Claims”), that Employee now has or may hereafter have against the Releasees by reason of any and all acts, omissions, events or facts occurring or existing prior to Employee’s execution of this Agreement. The Claims released hereunder specifically include, but are not limited to, any claims for fraud; breach of contract; breach of implied covenant of good faith and fair dealing; inducement of breach; interference with contract; wrongful or unlawful discharge or demotion; violation of public policy; sexual or any other type of assault and battery; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, severance pay, commissions, equity, attorneys’ fees, or other compensation of any sort; failure to accommodate disability, including pregnancy; discrimination or harassment on the basis of pregnancy, race, color, sex, gender, national origin, ancestry, religion, disability, handicap, medical condition, marital status, sexual orientation or any other protected category; any claim under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”); the Older Workers’ Protection Benefit Act of 1990; Title VII of the Civil Rights Act of 1964, as amended, by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, 29 U.S.C. § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; and any federal, state or local laws of similar effect.
b.
Claims Not Released. This release shall not apply to: the Company’s obligations to provide the separation payments and benefits under Section 3 of this Agreement; Employee’s right to indemnification and/or advancement of expenses under any applicable indemnification agreement with the Company, the Company’s governing documents or applicable law; payments or benefits under any equity award agreement; Employee’s right to assert claims for workers’ compensation or unemployment benefits; Employee’s right to bring to the attention of the Equal Employment Opportunity Commission (“EEOC”) claims of discrimination (provided, however, that Employee releases his or her right to secure any damages for alleged discriminatory treatment); any right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator; any right to file an unfair labor practice charge under the National Labor Relations Act (“NLRA”); Employee’s vested rights under any benefit plan, policy, practice, program, contract or agreement with the Company; or any other rights that may not be waived by an employee under applicable law.
c.
Unknown Claims. Employee acknowledges that Employee has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Employee, being aware of said Code section, hereby expressly waives any rights he or she may have thereunder, as well as under any other statutes or common law principles of similar effect.

d.
Older Worker’s Benefit Protection Act. In accordance with the Older Worker’s Benefit Protection Act, Employee is hereby advised as follows:
i.
Employee has read this Agreement and understands its terms and effect, including the fact that Employee is agreeing to release and forever discharge the Company and each of the Releasees from any Claims released in this Section 6.
ii.
Employee understands that, by entering into this Agreement, Employee does not waive any Claims that may arise after the date of Employee’s execution of this Agreement, including without limitation any rights or claims that Employee may have to secure enforcement of the terms and conditions of this Agreement.
iii.
Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described in this Agreement, which Employee acknowledges is adequate and satisfactory to Employee and in addition to any other benefits to which Employee is otherwise entitled.
iv.
The Company advises Employee to consult with an attorney prior to executing this Agreement.
v.
Employee has twenty-one (21) days to review and decide whether or not to sign this Agreement. If Employee signs this Agreement prior to the expiration of such period, Employee acknowledges that Employee has done so voluntarily, had sufficient time to consider the Agreement, to consult with counsel and that Employee does not desire additional time and hereby waives the remainder of the twenty-one (21) day period. In the event of any changes to this Agreement, whether or not material, Employee waives the restarting of the twenty-one (21) day period.
vi.
Employee has seven (7) days after signing this Agreement to revoke this Agreement and this Agreement will become effective upon the expiration of that revocation period. If Employee revokes this Agreement during such seven (7)-day period, this Agreement will be null and void and of no force or effect on either the Company or Employee and Employee will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Agreement.

If Employee wishes to revoke this Agreement, Employee shall deliver written notice stating his or her intent to revoke this Agreement to Charles Kallenbach, General Counsel, at CKallenbach@engagesmart.com on or before 5:00 p.m. on the seventh (7th) day after the date on which Employee signs this Agreement.

e.
Representations. Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim released hereunder which he or she may have against Releasees, or any of them, and Employee agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims released hereunder under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Employee under this indemnity. Employee agrees that if he or she hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then Employee agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
f.
No Actions. Employee represents and warrants to the Company that Employee has no pending actions, Claims or charges of any kind. Employee agrees that if Employee hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against the Releasees any of the Claims released hereunder, then Employee will pay to the Releasees against whom such Claim(s) is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim; provided, however, that Employee shall not be obligated to pay the Releasees’ attorneys’ fees to the extent such fees are attributable to: (i) claims under the ADEA or a challenge to the validity of the release of claims under the ADEA; or (ii) Employee’s right to file a charge with the EEOC; however, Employee hereby waives any right to any damages or individual relief resulting from any such charge.
g.
No Admission. Employee understands and agrees that neither the payment of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by the Releasees.
7.
Protection of Confidential Information. Employee acknowledges that during his or her employment with the Company, Employee had access to, received and had been entrusted with Confidential Information (as defined below), which is considered secret and/or proprietary and has great value to the Company and that except for Employee’s engagement by the Company, Employee would not otherwise have access to such Confidential Information. Employee recognizes that all such Confidential Information is the property of the Company. During and at all times after employment with the Company, Employee shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except in the proper course and scope of Employee’s duties or with the prior written consent of the Company. Employee shall use his or her best efforts to prevent publication or disclosure of any Confidential Information and shall not, directly or indirectly, intentionally cause the Confidential Information to be used for the gain or benefit of any party outside of the Company or for Employee’s personal gain or benefit outside the scope of Employee’s engagement by the Company.
a.
Definition of “Confidential Information”. The term “Confidential Information”, as used herein, means all information or material (i) which gives the Company a competitive business advantage or the opportunity of obtaining such advantage, (ii) the disclosure of which could be detrimental to the interests of the Company and/or its affiliates, (iii) which is owned by the Company and/or its affiliates, in which the Company and/or its affiliates has an interest, or which is valuable or unique, (iv) which is developed or used by the Company or any of its affiliates and which relates to the business, operations, employees, customers and/or clients of the Company or any of its affiliates, or (v) which is either (A) marked “Confidential Information”, “Proprietary Information” or with another similar marking, or (B) from all the relevant circumstances should reasonably be assumed by Employee to be confidential and proprietary to the Company. Confidential Information may include, but is not limited to, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, ideas, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to the Company and its customers and/or producers or other suppliers’ identities, characteristics and agreements, financial information and projections, and employee files, in each case, whether disclosed or made available to Employee in writing, orally or by drawings or observation, or whether intangible or embodied in documentation, software, hardware or other tangible form. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Notwithstanding the foregoing, Confidential Information shall not include any information which is (w) known by Employee as a result of Employee’s extensive experience in the Company’s industry generally and not specific to the Company, (x) known to the public or becomes known to the public through no fault of Employee, (y) received by Employee on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company or its affiliates, or (z) in Employee’s possession prior to receipt from the Company or its affiliates, as evidenced by Employee’s written records.
8.
Non-disparagement. Subject to Section 10, following the Separation Date, Employee agrees not to publish or disseminate, directly or indirectly, any statements, whether written or oral, that are harmful to, reflect negatively on, or are disparaging of any of the Company, its affiliates or any of their past or present officers, directors, employees, advisors, agents, policies, procedures, practices, decision-making, conduct, professionalism or compliance with standards. In responding to inquiries about Employee from prospective employers, the Company’s Human Resources Department will confirm only Employee’s dates of employment and position(s) held.
9.
Restrictive Covenants.
a.
Reaffirmation. The parties acknowledge and agree that Employee previously made certain representations with respect to confidential information, non-solicitation and non-competition, each as set forth in Section 7 of the Employment Agreement, and Employee hereby acknowledges and agrees that such provisions shall remain in full force and effect in accordance with their terms and that Employee shall continue to be bound by their terms and conditions.
b.
Stock Transfer Restrictions and Exercise Term. As of the Separation Date, pursuant to the terms of that certain Stock Option Grant Notice and Stock Option Agreement by and between the Company and Employee dated December 16, 2019 (the “Option Agreement”), Employee is vested in stock options (the “Options”) with respect to 787,500 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), which, notwithstanding anything to the contrary in the Option Agreement, shall remain exercisable for the period of nine (9) months following the Separation Date (the “Restricted Period”). During the Restricted Period, Employee agrees that he will only sell shares of Common Stock acquired upon the exercise of any of the Options (the “Subject Stock”) in accordance with the volume restrictions set forth in this Section 9(b). Specifically, Employee agrees that Employee’s aggregate sales of the Subject Stock shall not exceed 25,000 shares of Common Stock on any one trading day and 175,000 shares of Common Stock for any consecutive 30-calendar day period, calculated from the Separation Date (the “Volume Limitation”). For the avoidance of doubt, nothing in this Section 9(b) shall be deemed a waiver of any lock-up agreement entered into by Employee in connection with the Company’s initial public offering and any such lock-up agreement(s) shall continue in full force and effect in accordance with its terms.

The Parties acknowledge and agree following the Separation Date, Employee will no longer be designated as an employee that is subject to the Company’s Insider Trading Policy (the “ITP”), provided, however, Employee will remain subject to the ITP until any material nonpublic information possessed by Employee has become public or is no longer material. In the event Employee is unable to exercise and sell all of the Options during the Restricted Period due to lock-up, blackout periods or other regulatory limitation, the Parties agree to enter into an amendment to this Agreement to extend the Restricted Period by a reasonable period of time to allow Employee to exercise and sell any then-unexercised Options.

For the avoidance of doubt, (i) any Options and/or other equity or equity-based awards held by Employee (including, but not limited to, stock options and restricted stock units), that are not vested as of the Separation Date shall be forfeited and cancelled for no consideration and (ii) Employee shall not qualify as an “Employee Stockholder” for purposes of any lock-up agreement entered into by Employee in connection with the Company’s initial public offering.

10.
Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Employee (or Employee’s attorney) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the EEOC, the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Employee’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Employee from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Employee shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
11.
Ongoing Cooperation. Subject to Section 10, Employee agrees that Employee will reasonably assist and cooperate with the Company and its affiliates (i) concerning reasonable requests for information about the business of the Company or its affiliates or Employee’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee, and (iii) and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee’s cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company, its affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company will consider other commitments that Employee may have at the time of the request. The Company will also reimburse Employee for all out of pocket expenses incurred in connection with such cooperation.
12.
Code Section 409A.
a.
To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, however, that this Section 12 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.
b.
Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Employee during the six (6)-month period following Employee’s “separation from service” with the Company (within the meaning of Section 409A) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section

409A without resulting in a prohibited distribution, including as a result of Employee’s death), the Company shall pay Employee a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Employee during such period (without interest).
c.
To the extent any reimbursements or in-kind benefits due to Employee under this Agreement constitute “deferred compensation” to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Employee’s right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.
13.
Confidentiality of Separation Agreement. Employee has agreed that, except as may be required by law, neither Employee nor any member of Employee’s family, nor anyone employed by Employee or under Employee’s authority or control, shall disclose to any individual or entity the terms of this Agreement; provided, however, that the foregoing shall not prohibit Employee from (i) disclosing the terms and conditions of this Agreement to Employee’s attorneys, tax advisors, accountants and/or immediate family members (collectively, “Employee’s Confidants”), on a need-to-know basis only, provided that Employee informs Employee’s Confidants of this Section 13 and they agree to keep any such disclosed information strictly confidential, or (ii) disclosing any information to the extent that such a prohibition violates the NLRA or other applicable law. In the event Employee materially breaches this Section 13, any outstanding obligations of the Company hereunder shall immediately terminate, and any payments previously made by the Company hereunder shall be returned to the Company. Employee understands and agrees that this Section 13 is a material provision of this Agreement and that any breach of this Section 13 by Employee or Employee’s Confidants shall be a material breach of this Agreement.
14.
Governing Law. This Agreement shall be construed under the laws of the State of Delaware, both procedural and substantive.
15.
Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
16.
Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.
17.
Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.
18.
Assignment. This Agreement is personal to Employee and shall not be assignable by Employee. The rights of the Company under this Agreement may be assigned by the Company, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. This Agreement shall inure to the benefit of, and be binding on, the Company and its successors and assigns.
19.
Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
20.
Entire Agreement/Integration. This Agreement constitutes the entire agreement between Employee and the Company concerning the subject matter hereof. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. No amendments to this Agreement will be valid unless written and signed by Employee and an authorized representative of the Company.
21.
Consultation with Counsel. Employee acknowledges (i) that Employee has thoroughly read and considered all aspects of this Agreement, that Employee understands all its provisions and that Employee is voluntarily entering into this Agreement, (ii) that he or she has been represented by, or had the opportunity to be represented by independent counsel of his or her own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that he or she has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his or her own judgment. Without limiting the generality of the foregoing, Employee acknowledges that he or she has had the opportunity to consult with his or her own independent tax advisors with respect to the tax consequences to him or her of this Agreement and the payments hereunder, and that he or she is relying solely on the advice of his or her independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
22.
Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email or facsimile and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:

If to Employee:

Thomas Griffin

73 Grant Street

Lexington, MA 02420

If to the Company:

EngageSmart, Inc.

30 Braintree Hill Office Park, Suite 101

Braintree, Massachusetts 02184

Attn: Charles Kallenbach, General Counsel

with a copy to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attn: Bradd Williamson

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

* * * * *

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EMPLOYEE AGREES TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND HEREBY.

If the above accurately reflects Employee’s understanding, please date and sign the enclosed copy of this Agreement in the places indicated below and return that copy to Charles Kallenbach by December 10, 2021.

THOMAS GRIFFIN
Dated: 12/10/2021	/s/ Thomas Griffin

ENGAGESMART, INC.
Dated: 12/10/2021	/s/ Robert Bennett
Chief Executive Officer